Exhibit 1.01

ENERPAC TOOL GROUP CORP.
Conflict Minerals Report
For The Year Ended December 31, 2022
Introduction:
Enerpac Tool Group Corp. (“Company”, “Enerpac”, “we”, “our”, or “us”) is a premier industrial tools and services company serving a broad and diverse set of customers in more than 100 countries and a broad array of end-markets, including infrastructure, industrial maintenance, repair and operations, oil & gas, mining, alternative and renewable energy, and civil construction. Our products include branded tools, cylinders, pumps, hydraulic torque wrenches and highly engineered heavy lifting technology solutions, and our service offerings include supplying highly trained technicians to provide maintenance and manpower services on customer assets to meet their specific needs including bolting, machining, and joint integrity. We also provide rental capabilities for certain of our products. Our manufacturing activities primarily consist of light assembly of components we source from a network of global suppliers, although we also have machining and fabrication capabilities. For the calendar year ended December 31, 2022, the Company was organized in one reportable segment, Industrial Tools & Services.
Certain Enerpac products contain materials or components containing gold, tantalum, tin, and/or tungsten (collectively, "3TG"). Therefore, in accordance with Rule 13p-1 of the Securities Exchange Act of 1934 (the "Exchange Act"), we have investigated, and are reporting on, the origin of the 3TG used in our products to ascertain whether the 3TG originated from the Democratic Republic of Congo or adjoining countries ("Covered Countries").
Conflict Minerals Policy:
Enerpac is committed to ethical business practices and promoting the safety, health and well-being of the communities we impact. We are guided in our pursuit and implementation of these principles by our Code of Conduct and Conflict Minerals Policy, which are available in the Investors - Governance section of the Company’s website (www.enerpactoolgroup.com).
The Conflict Minerals Policy affirms our commitment to responsible sourcing practices for our components and raw materials. Consistent with the Conflict Minerals Policy, we direct our business to suppliers who can confirm their products are from conflict-free sources and eliminate non-conforming suppliers and products from our supply chain.
Supply Chain Due Diligence:
We conduct a country-of-origin inquiry and due diligence of our supply chain on an annual basis. We have designed our due diligence measures to be in conformity in all material respects with the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (2016) and related supplements for each of the Conflict Minerals (the “OECD Guidance”). Summarized below are the five-step framework set forth in the OECD Guidance and the corresponding due diligence measures we have undertaken.
Establish Company Management Systems:
We maintain a cross-functional 3TG compliance team that includes employees from our supply chain, trade compliance, legal, finance and operations functions. This team is responsible for administering our 3TG compliance program, including communicating updates to senior management and providing organizational guidance on the rules. Our compliance program includes supplier engagement and processes for reporting exceptions to our Conflict Minerals Policy. We also have included conflict minerals compliance clauses in purchase orders and supplier contracts to confirm our standards and enforce our requirements.
Identify and Assess Risk in the Supply Chain:
Our operations are several steps removed from the mining of minerals and we do not directly source minerals. As part of our diligence measures, we conduct a country-of-origin inquiry to determine whether any of the 3TG in our products originated in the Covered Countries. Because of the diversity of our products and the global nature of our supply chain, we rely on our suppliers to provide us with information about the source and content of components we purchase from them and incorporate into our products. Similarly, our direct suppliers also rely on information provided by their suppliers. This chain of information creates a level of uncertainty and risk related to the accuracy of the information we receive.
Our quality department performs the following as part of our country-of-origin inquiry and due diligence processes:
•manages the supplier solicitation process that includes sending a survey to selected direct material suppliers (391 suppliers) using the Conflict Free Sourcing Initiative Conflict Minerals Reporting Template (“CMRT”),
•aggregates CMRT responses for analysis and reporting,

•evaluates responses from suppliers and reviews the results of due diligence to ensure the completeness and accuracy of the responses received from our supply chain,
•identifies quality issues (e.g., incomplete CMRTs, inconsistent responses and red flags based on defined criteria),
•assesses whether the processing facilities reported to us by our suppliers are included on the list of Conflict Free Sourcing Initiative-compliant processing facilities,
•provides additional documentation and verifications, as required, and
•works with suppliers to confirm materials provided to us are not sourced from smelters located in Covered Countries.
We believe the inquiries and due diligence measures described above represent an appropriate and reasonable effort to determine the origins of the 3TG in our products. Most of the suppliers we evaluated provided comprehensive responses to the CMRT, although some only provided interim responses or incomplete information despite attempts to obtain comprehensive information.
Design and Implement a Strategy to Respond to Identified Risks:
We expect our suppliers to source minerals from responsible and Conflict Free Sourcing Initiative-compliant sources and believe in establishing and maintaining long-term relationships with compliant suppliers. If, as a result of our due diligence measures, we determine that a supplier is violating our Conflict Minerals Policy, we will either seek an alternate supplier or require a suitable corrective action plan. In limited cases, identifying alternate sources can be difficult and require lengthy implementation periods.
Carry Out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices:
We do not perform direct audits of 3TG smelters and refiners within our supply chain since we are a downstream consumer and several steps removed from smelters and refiners that provide minerals and ores.
Report on Supply Chain Due Diligence:
We are filing this report (and the related Form SD) with the SEC and are making it publicly available on the Investors - Governance section of our website at www.enerpactoolgroup.com.
Due Diligence Results:
The most frequently utilized smelters in our supply chain, as reported by our suppliers, are included in Schedule A to this Conflict Minerals Report. Our review of the most frequently utilized smelters generally did not identify any facilities considered to be at risk of violating our Conflict Minerals Policy.
Our comprehensive review of all responses did identify 10 suppliers whose supply chain includes a smelter or refiner in Covered Countries. Due to incomplete information provided by those suppliers (including in response to our follow-up inquiries), we cannot definitively say whether the components or parts supplied to Enerpac from these suppliers contain 3TG from these smelters or refiners. We are continuing to evaluate whether products supplied by those suppliers contain 3TG originating in the Covered Countries.
Ongoing Steps to Mitigate Risk:
We continue to evaluate our due diligence program to enhance the information available to us and better mitigate risks in our supply chain. We will continue to communicate the expectations to our suppliers that all products containing conflict minerals must be sourced from Responsible Minerals Assurance Process compliant smelters. Additionally, we will request that suppliers confirm that our products do not contain 3TG from non-compliant or high-risk smelters or that said smelters and refiners be removed from their supply chain. Where warranted, the supplier will be made aware that if it does not commit to removing a smelter or refiner, we will look for alternative sources for the product.
Independent Audit:
For the year ended December 31, 2022, pursuant to SEC rules and related guidance, an independent private sector audit of this report was not required.

Schedule A to
Conflict Minerals Report of
Enerpac Tool Group Corp.
For the Year Ended December 31, 2022

The following smelters and refiners were most frequently reported by our suppliers as being in their supply chains.

METAL	SMELTER/ REFINER NAME	FACILITY LOCATION
Gold	Metalor USA Refining Corporation	United States
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	Western Australian Mint (T/a The Perth Mint)	Australia
Gold	Jiangxi Copper Co., Ltd.	China
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico
Gold	Shandong Gold Smelting Co., Ltd.	China
Gold	Asahi Refining Canada Ltd.	Canada
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Royal Canadian Mint	Canada
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	WIELAND Edelmetalle GmbH	Germany
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Chimet S.p.A.	Italy
Gold	Dowa	Japan
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Japan Mint	Japan
Gold	Asahi Refining USA Inc.	United States
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Materion	United States
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Solar Applied Materials Technology Corp.	Taiwan
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	Valcambi S.A.	Switzerland
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	Telex Metals	United States
Tantalum	Global Advanced Metals Boyertown	United States
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	NPM Silmet AS	Estonia
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China
Tantalum	D Block Metals, LLC	United States

METAL	SMELTER/ REFINER NAME	FACILITY LOCATION
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	KEMET de Mexico	Mexico
Tantalum	TANIOBIS Co., Ltd.	Thailand
Tantalum	H.C. Starck Hermsdorf GmbH	Germany
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
Tantalum	Taki Chemical Co., Ltd.	Japan
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tantalum	TANIOBIS GmbH	Germany
Tantalum	H.C. Starck Inc.	United States
Tantalum	TANIOBIS Japan Co., Ltd.	Japan
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Resind Industria e Comercio Ltda.	Brazil
Tantalum	Jiangxi Tuohong New Raw Material	China
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Thaisarco	Thailand
Tin	Mineracao Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	PT Timah Tbk Mentok	Indonesia
Tin	Metallo Belgium N.V.	Belgium
Tin	Fenix Metals	Poland
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Timah Tbk Kundur	Indonesia
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	PT Menara Cipta Mulia	Indonesia
Tin	Alpha	United States
Tin	EM Vinto	Bolivia (Plurinational State Of)
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	Mitsubishi Materials Corporation	Japan
Tin	PT Prima Timah Utama	Indonesia
Tin	Rui Da Hung	Taiwan
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China
Tungsten	Masan High-Tech Materials	Viet Nam
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	H.C. Starck Tungsten GmbH	Germany
Tungsten	Global Tungsten & Powders Corp.	United States
Tungsten	Niagara Refining LLC	United States
Tungsten	Kennametal Huntsville	United States
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China

METAL	SMELTER/ REFINER NAME	FACILITY LOCATION
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam
Tungsten	A.L.M.T. Corp.	Japan
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Kennametal Fallon	United States
Tungsten	Wolfram Bergbau und Hutten AG	Austria
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China